WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
January 24, 2022	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 4Q 2021 EPS OF $1.18 AND ROA OF 1.45%;
FULL-YEAR RECORD EARNINGS OF $271.4 MILLION AND ROA OF 1.82%;
SUCCESSFULLY CLOSED ACQUISITION OF BRYN MAWR TRUST ON JANUARY 1
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the fourth quarter of 2021.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	4Q 2021	3Q 2021	4Q 2020
Net interest income	$108.2	$104.5	$123.0
Fee revenue	46.0	42.6	46.6
Total net revenue	154.3	147.1	169.6
Recovery of credit losses	(8.1)	(21.3)	(0.9)
Noninterest expense	90.4	96.4	93.4
Net income attributable to WSFS	56.3	54.4	59.8
Pre-provision net revenue (PPNR)(1)	63.8	50.7	76.3
Earnings per share (diluted)	1.18	1.14	1.20
Return on average assets (ROA) (a)	1.45%	1.43%	1.73%
Return on average equity (ROE) (a)	11.7	11.3	13.0
Efficiency ratio	58.5	65.5	55.0
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 4Q 2021, the corporate development and restructuring expense primarily relates to our combination with Bryn Mawr Bank Corporation (“Bryn Mawr Trust”) and the recovery of legal settlement relates to the previously disclosed Charter Oak matters.

	4Q 2021		3Q 2021		4Q 2020
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$—	$—	$—	$—	$3.2	$0.05
Unrealized loss on equity investments, net	—	—	(0.1)	—	—	—
Realized loss on sale of equity investment, net	—	—	(0.7)	0.01	—	—
Corporate development and restructuring expense	6.7	0.11	2.0	0.04	0.3	0.01
Recovery of legal settlement	(15.0)	0.23	—	—	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before (recovery of) provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “During the quarter we received the final regulatory approval from the Federal Reserve for our acquisition of Bryn Mawr Trust, and on January 1, 2022 we successfully closed our combination. We remain on track to complete our bank branding and systems conversion in late first quarter of 2022. We warmly welcome our new Associates and Customers to WSFS along with Francis J. Leto, Diego F. Calderin and Lynn B. McKee to our Board of Directors.
“We exited 2021 with strong momentum. Our 4Q operating results included core ROA(2) of 1.28% and core EPS(2) of $1.04, reflecting the continued strength in our diversified business model including solid results in our fee businesses, a strong capital position, and overall improving credit metrics.
“As we turn towards 2022, we look forward to integrating Bryn Mawr Trust with our prior investments as we strengthen our position as the premier, locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region.”

(2) As used in this press release, core ROA and core EPS are a non-GAAP financial measures. These non-GAAP financial measures excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 4Q 2021:
•Received the final regulatory approval from the Federal Reserve for the Bryn Mawr Trust acquisition and announced a closing date of January 1, 2022. Bank branding and system conversion will occur later in 1Q 2022.
•Core ROA was 1.28% in 4Q 2021 compared to 1.67% for 4Q 2020.
•Core EPS was $1.04 in 4Q 2021 compared to $1.16 for 4Q 2020.
•Total net credit (recoveries) costs were $(8.2) million during the quarter. Results reflected a $10.4 million decrease in the allowance for credit losses ("ACL") as overall credit quality improved quarter-over-quarter, including declines in problem assets and delinquencies, and economic forecasts continued to reflect favorable future trends. The ACL coverage ratio was 1.19% at December 31, 2021.
•Core fee revenue (noninterest income)(3) was $46.0 million, an increase of $2.5 million compared to 4Q 2020, including a strong 29.8% core fee revenue as a percentage of core net revenue(3) reflective of our diversified business model.
•Reached litigation settlement and recovery related to the previously disclosed Charter Oak matter of $15.0 million, or $0.23 per share (after-tax).
•WSFS Institutional Services® ended 2021 as the securitization industry's fourth most active trustee for U.S. ABS and MBS according to Asset-Backed Alert’s ABS Database with a total market share of 10.3%.
•WSFS Bank maintained its strong capital generation and position with a Common Equity Tier 1 capital ratio increasing to 15.11% at December 31, 2021.
•The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock.

(3) As used in this press release, core ROA, core EPS and core fee revenue (noninterest income) and core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Fourth Quarter 2021 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and lease and customer deposit balances and composition at December 31, 2021 compared to September 30, 2021 and December 31, 2020:

Loans and Leases
(Dollars in millions)	December 31, 2021		September 30, 2021		December 31, 2020
Commercial & industrial (C&I)	$3,240	41%	$3,194	40%	$3,299	37%
Commercial real estate (CRE)	1,882	24	1,988	25	2,086	23
PPP	31	—	67	1	751	8
Construction	687	9	763	10	716	8
Commercial small business leases	352	4	317	3	249	3
Total commercial loans	6,192	78	6,329	79	7,101	79
Residential mortgage	649	8	654	8	955	11
Consumer	1,159	15	1,118	14	1,166	13
ACL	(95)	(1)	(105)	(1)	(229)	(3)
Net loans and leases	$7,905	100%	$7,996	100%	$8,993	100%

Customer Deposits
(Dollars in millions)	December 31, 2021		September 30, 2021		December 31, 2020
Noninterest demand	$4,565	35%	$4,134	33%	$3,415	29%
Interest-bearing demand	2,793	21	2,845	22	2,636	23
Savings	1,971	15	1,942	15	1,774	15
Money market	2,906	22	2,772	22	2,654	23
Total core deposits	12,235	93	11,693	92	10,479	90
Customer time deposits	989	7	1,035	8	1,159	10
Total customer deposits	$13,224	100%	$12,728	100%	$11,638	100%
At December 31, 2021, WSFS’ net loan and lease portfolio decreased $91.0 million when compared with September 30, 2021, including a $35.2 million decrease in PPP loans due to forgiveness. Excluding PPP loans, purposeful run-off portfolios on previously acquired loans, and the ACL, loans and leases decreased $21.0 million, or 1% (annualized), due to elevated paydowns in our commercial loan portfolios. This decrease was partially offset by new loan originations in our C&I, commercial small business leases and consumer portfolios, which were higher than pre-pandemic levels.
Net loans and leases at December 31, 2021 decreased $1.1 billion when compared with December 31, 2020, including a $719.7 million decrease in PPP loans primarily due to forgiveness. Excluding PPP loans, purposeful run-off portfolios, and the ACL, loans and leases decreased $174.5 million, or 2%, year-over-year, primarily due to the elevated commercial loan paydowns.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer deposits were $13.2 billion at December 31, 2021, a $496.2 million, or 15% (annualized), increase from September 30, 2021. The increase was primarily due to $364.9 million in higher corporate trust deposits from Wealth Management, $151.2 million in large short-term deposits due to transaction activity from customers in our Commercial business line, and increased deposits from customer relationships in our Retail business line. This increase was partially offset by $123.4 million in seasonally lower public funding deposits. Customer deposits increased $1.6 billion, or 14%, from December 31, 2020 due to strong customer relationships across all lending and fee based business lines.
Core deposits were a strong 93% of total customer deposits and no- and low-cost checking accounts represented a robust 56% of total customer deposits at December 31, 2021. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of net loans and leases to customer deposits was 60% at December 31, 2021 reflecting significant liquidity capacity to fund future loan growth.
Net Interest Income

	Three Months Ending
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Net interest income before purchase accretion and PPP	$101.1	$95.6	$97.7
Purchase accounting accretion	6.5	6.3	14.8
Net interest income before PPP	107.6	101.9	112.5
PPP	0.6	2.6	10.5
Net interest income	$108.2	$104.5	$123.0

Net interest margin before purchase accretion and PPP	2.90%	2.82%	3.36%
Purchase accounting accretion	0.19	0.18	0.51
Net interest margin before PPP	3.09	3.00	3.87
PPP	0.01	0.05	0.06
Net interest margin	3.10%	3.05%	3.93%
Excess customer liquidity has grown to $4.7 billion at December 31, 2021, an increase of $0.5 billion compared to $4.2 billion at September 30, 2021, driven by our strong Customer relationships across all of our business lines, including Commercial, Retail, Small Business and Wealth. During the quarter, an additional $1.0 billion of the excess liquidity was used to acquire higher earning assets for our investment portfolio with additional purchases of high-quality agency mortgage-backed securities, consistent with our portfolio strategy.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest income decreased $14.8 million, or 12%, compared to 4Q 2020, due to an $8.3 million decrease in purchase accounting accretion, $9.9 million of lower PPP income due to lower balances from loan forgiveness, offset by a $3.4 million increase from the balance sheet size and mix. Net interest income increased $3.7 million, or 4% (not annualized), from 3Q 2021 due to a $5.5 million increase primarily from the continued growth of the investment portfolio and a $0.2 million increase in purchase accounting accretion, partially offset by $2.0 million of lower PPP income due to lower balances from loan forgiveness.
Net interest margin decreased 83 bps from 4Q 2020, including 46 bps from the lower rate environment and balance sheet mix, 32 bps from lower purchase accounting accretion, and 5 bps from PPP. Net interest margin increased 5 bps from 3Q 2021 including 8 bps from the balance sheet mix, 1 bps from lower purchase accounting accretion, offset by 4 bps from PPP. The excess customer liquidity reduced net interest margin by approximately 60 bps compared to a reduction of 61 bps in 3Q 2021 and 21 bps in 4Q 2020.
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended December 31, 2021 compared to September 30, 2021 and December 31, 2020.

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Problem assets	$386.2	$532.0	$766.0
Nonperforming assets	33.1	51.8	60.5
Delinquencies	46.1	45.4	78.9
Net (recoveries) charge-offs	2.3	6.2	3.0
Total net credit (recoveries) costs (r)	(8.2)	(21.1)	(0.5)
Problem assets to total Tier 1 capital plus ACL	23.38%	33.18%	50.67%
Classified assets to total Tier 1 capital plus ACL	15.95	20.58	35.02
Ratio of nonperforming assets to total assets	0.21	0.34	0.42
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.24	0.31
Delinquencies to gross loans	0.58	0.57	0.88
Ratio of quarterly net (recoveries) charge-offs to average gross loans	0.12	0.31	0.13
Ratio of allowance for credit losses to total loans and leases (q)	1.19	1.29	2.51
Ratio of allowance for credit losses to nonaccruing loans	569	303	546
See “Notes”

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Overall credit metrics improved primarily led by the continued reduction of total problem assets(4) which declined to $386.2 million at December 31, 2021 compared to $532.0 million at September 30, 2021 mostly attributable to the hotel, restaurant and retail sectors. Delinquencies were essentially flat at $46.1 million at December 31, 2021, or 0.58% of gross loans, compared to $45.4 million at September 30, 2021.
Nonperforming assets significantly decreased to $33.1 million at December 31, 2021 compared to $51.8 million at September 30, 2021 primarily from collections and charge-off activity in C&I loans. The ratio of nonperforming assets (excluding accruing TDRs) to total assets was a historically low 0.12%. Net charge-offs for 4Q 2021 were $2.3 million, or 0.12% (annualized) of average gross loans.
Total net credit (recoveries) costs were $(8.2) million in the quarter compared to $(21.1) million in 3Q 2021, and the ACL decreased to $94.5 million due to continued stable credit trends driving upgrades to previous criticized and classified problem assets, and portfolio run-off offset by new loan originations.

Core Fee Revenue
Core fee revenue (noninterest income) was $46.0 million, an increase of $2.5 million, or 6%, compared to 4Q 2020, primarily driven by $3.5 million primarily from Wealth Management's institutional trust revenue, $0.6 million from Cash Connect®, and $0.6 million in other banking fees. Partially offsetting the increase was a $2.2 million decline from mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 4Q 2020.
Core fee revenue increased $2.6 million, or 6%, compared to 3Q 2021, due to increases of $2.2 million in other banking fees primarily from gain on sale of SBA loans and $2.0 million from Wealth Management as described above. The increase was partially offset by a $1.1 million decrease in mortgage banking fees and a $0.5 million decrease from Cash Connect®.
For 4Q 2021, core fee revenue was 29.8% of core net revenue compared to 29.3% in 3Q 2021 and 26.1% in 4Q 2020, and was diversified among various sources, including traditional and other banking fees, mortgage banking, Wealth Management and Cash Connect®.

(4) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Noninterest Expense(5)
Core noninterest expense of $98.7 million for 4Q 2021 increased $5.6 million compared to $93.1 million in 4Q 2020, primarily due to a $3.8 million increase in salaries and benefits, reflecting $2.6 million of additional incentives driven by improved financial performance as a result of the previously mentioned legal recovery as well as $1.2 million from organic franchise growth and performance, and a $3.1 million increase in other miscellaneous operating expense that included certain one-time items. These increases were partially offset by a $1.0 million decrease in professional fees and $0.5 million decrease in loan workout costs.
When compared to 3Q 2021, core noninterest expense increased $4.3 million primarily due to a $1.9 million increase in salaries and benefits and $1.8 million in other miscellaneous operating expenses as described above, and $0.7 million from equipment expense due to higher third-party software expense related to our ongoing delivery transformation initiatives.
Our core efficiency ratio(5) was 63.9% in 4Q 2021, compared to 63.7% in 3Q 2021 and 55.8% in 4Q 2020 primarily due to the impact of lower net interest income.
Income Taxes
We recorded a $15.5 million income tax provision in 4Q 2021, compared to a $17.5 million income tax provision in 3Q 2021 and $17.5 million in 4Q 2020. The effective tax rate was 21.5% in 4Q 2021, reflecting several one-time tax credits and benefits, compared to 24.3% in 3Q 2021 and 22.6% in 4Q 2020. The full-year effective tax rate was 24.1% in 2021 compared to 21.8% in 2020.

(5) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock. This dividend will be paid on February 18, 2022 to stockholders of record as of February 4, 2022.
There were no repurchases of common stock during 4Q 2021. We expect repurchases will resume during the first quarter of 2022 given the closing of our combination with Bryn Mawr on January 1, 2022. WSFS has 4,381,161 shares, or approximately 9% of outstanding shares, remaining to repurchase under our current authorization.
WSFS’ total stockholders’ equity increased $30.2 million, or 2% (not annualized), during 4Q 2021, primarily due to quarterly earnings, partially offset by a $22.4 million decline primarily due to market-value decrease on available-for-sale securities and the dividend on common stock paid during the quarter.
WSFS’ tangible common equity(6) increased $32.3 million, or 2% (not annualized) compared to September 30, 2021 for the reasons described above. WSFS’ common equity to assets ratio was 12.29% at December 31, 2021, and our tangible common equity to tangible assets ratio(6) decreased by 3 bps during the quarter to 9.14%.
At December 31, 2021, book value per share was $40.73, an increase of $0.58, or 1%, from September 30, 2021, and tangible common book value per share(6) was $29.24, an increase of $0.65, or 2%, from September 30, 2021.
At December 31, 2021, WSFS Bank’s Tier 1 leverage ratio of 10.44%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 15.11%, and Total Capital ratio of 15.91% were all substantially in excess of the “well-capitalized” regulatory benchmarks.

(6) As used in this press release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $34.6 billion in assets under management (AUM) and assets under administration (AUA) as of December 31, 2021.
Wealth Management reported pre-tax income of $23.4 million in 4Q 2021 which includes $13.3 million of WSFS' overall $15.0 million previously disclosed litigation settlement. Excluding this impact, pre-tax income was $10.1 million in 4Q 2021 compared to $9.2 million in 4Q 2020, and $10.1 million in 3Q 2021.
For 4Q 2021, total revenue (net interest income and fee revenue) was $22.5 million, an increase of $3.5 million, or 19%, compared to 4Q 2020 and an increase of $2.4 million, or 12%, compared to 3Q 2021. Institutional trust revenue was $10.2 million in 4Q 2021, an increase of $2.7 million, or 36%, compared to 4Q 2020 and an increase of $1.6 million, or 18%, compared to 3Q 2021. Growth in our corporate trust business was supported by continued strength in the debt securitization market, new client relationships, and a 42% increase in assignment trading fees from 3Q 2021. As noted earlier, WSFS Institutional Services® ended 2021 as the securitization industry's fourth most active trustee for U.S. ABS and MBS according to Asset-Backed Alert’s ABS Database, an increase from sixth most active in the prior year.
Revenue from our advisory businesses, consisting of West Capital Management®, Cypress and WSFS Wealth® Investments, totaled $4.2 million in 4Q 2021 compared to $3.5 million in 4Q 2020, and $4.1 million in 3Q 2021. Net AUM of $2.6 billion at the end of 4Q 2021 increased $311.2 million compared to 4Q 2020 and $190.5 million compared to 3Q 2021 primarily from strong equity market performance and client inflows.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses and the litigation settlement) was $12.7 million in 4Q 2021, compared to $10.0 million in 4Q 2020 and $11.4 million in 3Q 2021. Noninterest expenses increased $1.3 million from 3Q 2021 and $2.7 million from 4Q 2020 due to higher compensation and benefits and incentive accruals.
During 2021, reported pre-tax net income was $53.5 million, including the litigation settlement. Excluding this impact, pre-tax income was $40.2 million, an increase of $17.3 million, or 76%, compared to 2020. The results were driven by strong performance across all Wealth Management lines of business.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 34,000 non-bank ATMs and retail safes nationwide supplying or servicing $1.7 billion in cash at December 31, 2021. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.4 million for 4Q 2021, an increase of $0.2 million, or 11%, compared to 4Q 2020 due to remote cash capture growth and a decrease of $0.4 million, or 14%, compared to 3Q 2021 due to seasonally lower ATM transaction volume related activity. ROA of 1.54% in 4Q 2021 decreased 21 bps and 20 bps from 3Q 2021 and 4Q 2020, respectively, driven by an increase in on-balance-sheet cash.
Net revenue of $11.0 million in 4Q 2021 was up $0.7 million from 4Q 2020, driven by higher remote cash capture and managed service fee revenue. Net revenue decreased $0.5 million from 3Q 2021 due to the lower ATM transaction activity previously mentioned.
Noninterest expense (including intercompany allocations of expense) was $8.6 million in 4Q 2021, an increase of $0.5 million compared to 4Q 2020 driven by increased intercompany allocations and $0.1 million lower compared to 3Q 2021 due to lower armored carrier fees.
During 2021, Cash Connect® reported pre-tax net income of $10.2 million, an increase of $0.9 million, or 10% compared to 2020, driven by a 39% increase in remote cash capture units and sustained demand for ATM cash and related services during the COVID-19 pandemic. Full-year 2021 ROA was 1.68%, a decrease of 29 bps in comparison with full-year 2020. Cash Connect® continues to build a strong pipeline for its growing smart safe and cash reconciliation programs, leveraging relationships with national retailers and top financial institutions.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Fourth Quarter 2021 Earnings Release Conference Call
Management will conduct a conference call to review 4Q 2021 results at 1:00 p.m. Eastern Time (ET) on Tuesday, January 25, 2022. Interested parties may register in advance for the call on our Investor Relations website (www.investors.wsfsbank.com). A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on January 25, 2022 until February 5, 2022 by dialing 1-855-859-2056 and using Conference ID #2198533.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of December 31, 2021, WSFS Financial Corporation had $15.8 billion in assets on its balance sheet and $34.6 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, an increase in unemployment levels, inflation, supply chain issues and slowdowns in economic growth, including as a result of the novel coronavirus ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders, vaccine mandates and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections or variants thereof, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume and continue; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, that may limit the Company's access to additional funding to meet its liquidity needs; the discontinued publication of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and Small Business Administration portfolios; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its recent acquisition of Bryn Mawr Trust; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, Form 10-Q for the quarter ended June 30, 2021, Form 10-Q for the quarter ended September 30, 2021 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Twelve months ended
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income:
Interest and fees on loans	$92,291	$93,460	$118,737	$393,248	$460,394
Interest on mortgage-backed securities	18,645	13,947	10,923	55,802	48,377
Interest and dividends on investment securities	1,339	1,353	1,419	5,524	4,619
Other interest income	460	691	218	1,795	1,015
	112,735	109,451	131,297	456,369	514,405
Interest expense:
Interest on deposits	3,099	3,550	6,447	14,923	39,262
Interest on Federal Home Loan Bank advances	—	—	50	5	1,950
Interest on senior debt	1,089	1,089	1,460	6,497	4,998
Interest on trust preferred borrowings	317	316	334	1,274	1,751
Interest on other borrowings	6	5	5	21	489
	4,511	4,960	8,296	22,720	48,450
Net interest income	108,224	104,491	123,001	433,649	465,955
(Recovery of) provision for credit losses	(8,054)	(21,310)	(936)	(117,087)	153,180
Net interest income after (recovery of) provision for credit losses	116,278	125,801	123,937	550,736	312,775
Noninterest income:
Credit/debit card and ATM income	7,456	7,651	7,098	29,479	35,014
Investment management and fiduciary revenue	17,365	15,370	13,822	62,348	48,979
Deposit service charges	5,569	5,742	5,405	22,090	19,999
Mortgage banking activities, net	4,526	5,637	6,729	23,216	30,201
Loan and lease fee income	1,102	1,216	1,137	7,533	4,518
Securities gains, net	—	2	3,153	331	9,076
Unrealized (loss) gain on equity investment, net	—	(120)	—	5,141	761
Realized (loss) gain on sale of equity investment, net	—	(706)	—	(706)	22,052
Bank-owned life insurance income	—	351	269	1,251	1,280
Other income	10,009	7,470	9,019	34,797	29,145
	46,027	42,613	46,632	185,480	201,025
Noninterest expense:
Salaries, benefits and other compensation	55,277	53,344	51,442	214,167	194,317
Occupancy expense	8,109	8,150	7,991	32,802	32,105
Equipment expense	7,504	6,807	7,392	29,040	23,793
Data processing and operations expense	3,778	3,467	3,263	14,074	12,600
Professional fees	4,113	4,244	5,123	15,614	18,757
Marketing expense	1,655	1,480	2,060	5,413	5,677
FDIC expenses	895	1,061	1,068	4,081	2,148
Loss on debt extinguishment	—	—	—	1,087	2,280
Loan workout and other credit costs	(101)	196	437	663	6,899
Corporate development expense	4,989	2,049	(242)	11,676	4,328
Restructuring expense	1,755	—	510	1,346	510
Recovery of legal settlement	(15,000)	—	—	(15,000)	—
Other operating expenses	17,445	15,648	14,329	63,553	65,430
	90,419	96,446	93,373	378,516	368,844
Income before taxes	71,886	71,968	77,196	357,700	144,956
Income tax provision	15,485	17,516	17,455	86,095	31,636
Net income	56,401	54,452	59,741	271,605	113,320
Less: Net income (loss) attributable to noncontrolling interest	114	46	(72)	163	(1,454)
Net income attributable to WSFS	$56,287	$54,406	$59,813	$271,442	$114,774
Diluted earnings per share of common stock:	$1.18	$1.14	$1.20	$5.69	$2.27
Weighted average shares of common stock outstanding for fully diluted EPS	47,783,049	47,670,645	49,707,973	47,703,243	50,546,497
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Performance Ratios:
Return on average assets (a)	1.45%	1.43%	1.73%	1.82%	0.87%
Return on average equity (a)	11.67	11.31	13.00	14.68	6.25
Return on average tangible common equity (a)(o)	16.96	16.49	19.37	21.56	9.68
Net interest margin (a)(b)	3.10	3.05	3.93	3.23	3.96
Efficiency ratio (c)	58.52	65.46	54.95	61.04	55.21
Noninterest income as a percentage of total net revenue (b)	29.79	28.92	27.45	29.91	30.09
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Assets:
Cash and due from banks	$1,046,992	$1,538,178	$1,244,705
Cash in non-owned ATMs	480,527	472,863	402,339
Investment securities, available-for-sale	5,205,311	4,242,981	2,529,057
Investment securities, held-to-maturity	90,642	92,169	111,741
Other investments	22,011	22,087	23,003
Net loans and leases (e)(f)(l)	7,904,831	7,995,859	8,993,476
Bank owned life insurance	33,099	33,788	32,051
Goodwill and intangibles	547,231	549,352	557,386
Other assets	446,683	428,819	440,156
Total assets	$15,777,327	$15,376,096	$14,333,914
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$4,565,143	$4,133,945	$3,415,021
Interest-bearing deposits	8,659,257	8,594,226	8,223,356
Total customer deposits	13,224,400	12,728,171	11,638,377
Brokered deposits	15,662	39,390	218,287
Total deposits	13,240,062	12,767,561	11,856,664
Federal Home Loan Bank advances	—	—	6,623
Other borrowings	239,477	235,868	334,018
Other liabilities	360,772	465,969	347,129
Total liabilities	13,840,311	13,469,398	12,544,434
Stockholders’ equity of WSFS	1,939,099	1,908,895	1,791,726
Noncontrolling interest	(2,083)	(2,197)	(2,246)
Total stockholders' equity	1,937,016	1,906,698	1,789,480
Total liabilities and stockholders' equity	$15,777,327	$15,376,096	$14,333,914
Capital Ratios:
Equity to asset ratio	12.29%	12.41%	12.50%
Tangible common equity to tangible asset ratio (o)	9.14	9.17	8.96
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	15.11	14.59	12.50
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.44	10.27	9.74
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	15.11	14.59	12.50
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	15.91	15.50	13.76
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$16,609	$34,599	$41,908
Troubled debt restructuring (accruing)	14,204	15,036	15,539
Assets acquired through foreclosure	2,320	2,195	3,061
Total nonperforming assets	$33,133	$51,830	$60,508
Past due loans (h)	$9,991	$8,149	$16,694
Allowance for credit losses	94,511	104,875	228,810
Ratio of nonperforming assets to total assets	0.21%	0.34%	0.42%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.24	0.31
Ratio of allowance for credit losses to total loans and leases (q)	1.19	1.29	2.51
Ratio of allowance for credit losses to nonaccruing loans	569	303	546
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.12	0.31	0.13
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.21	0.24	0.09
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$3,553,814	$41,788	4.67%	$3,623,187	$43,335	4.75%	$4,394,992	$59,758	5.42%
Commercial real estate loans (s)	2,698,138	28,057	4.13	2,788,963	28,454	4.05	2,812,685	30,071	4.25
Residential mortgage	563,995	8,683	6.16	601,998	9,245	6.14	823,305	14,049	6.83
Consumer loans	1,146,484	12,905	4.47	1,109,188	11,639	4.16	1,169,238	13,578	4.62
Loans held for sale	92,890	858	3.66	90,635	787	3.44	152,138	1,281	3.35
Total loans and leases	8,055,321	92,291	4.55	8,213,971	93,460	4.52	9,352,358	118,737	5.05
Mortgage-backed securities (d)	4,454,446	18,645	1.67	3,397,297	13,947	1.64	2,167,521	10,923	2.02
Investment securities (d)	312,633	1,339	1.92	319,226	1,353	1.89	324,679	1,419	1.98
Other interest-earning assets	1,061,494	460	0.17	1,697,840	691	0.16	644,785	218	0.13
Total interest-earning assets	$13,883,894	$112,735	3.23%	$13,628,334	$109,451	3.19%	$12,489,343	$131,297	4.19%
Allowance for credit losses	(101,895)			(125,830)			(232,053)
Cash and due from banks	142,316			145,547			93,968
Cash in non-owned ATMs	474,376			481,755			365,738
Bank owned life insurance	33,418			33,349			31,829
Other noninterest-earning assets	987,814			974,417			1,004,075
Total assets	$15,419,923			$15,137,572			$13,752,900
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,789,693	$540	0.08%	$2,698,391	$573	0.08%	$2,543,711	$660	0.10%
Savings	1,964,042	148	0.03	1,931,433	139	0.03	1,750,313	275	0.06
Money market	2,762,843	783	0.11	2,761,222	780	0.11	2,474,582	1,218	0.20
Customer time deposits	1,020,589	1,467	0.57	1,045,746	1,646	0.62	1,206,576	3,688	1.22
Total interest-bearing customer deposits	8,537,167	2,938	0.14	8,436,792	3,138	0.15	7,975,182	5,841	0.29
Brokered deposits	22,730	161	2.81	58,645	412	2.79	226,028	606	1.07
Total interest-bearing deposits	8,559,897	3,099	0.14	8,495,437	3,550	0.17	8,201,210	6,447	0.31
Federal Home Loan Bank advances	11	—	—	—	—	—	7,944	50	2.50
Trust preferred borrowings	67,011	317	1.88	67,011	316	1.87	67,011	334	1.98
Senior debt	147,901	1,089	2.95	147,730	1,089	2.95	137,428	1,460	4.25
Other borrowed funds	21,962	6	0.09	23,324	5	0.09	22,133	5	0.09
Total interest-bearing liabilities	$8,796,782	$4,511	0.20%	$8,733,502	$4,960	0.23%	$8,435,726	$8,296	0.39%
Noninterest-bearing demand deposits	4,388,537			4,177,984			3,159,783
Other noninterest-bearing liabilities	322,831			320,421			329,373
Stockholders’ equity of WSFS	1,913,882			1,907,868			1,830,244
Noncontrolling interest	(2,109)			(2,203)			(2,226)
Total liabilities and equity	$15,419,923			$15,137,572			$13,752,900
Excess of interest-earning assets over interest-bearing liabilities	$5,087,112			$4,894,832			$4,053,617
Net interest and dividend income		$108,224			$104,491			$123,001
Interest rate spread			3.03%			2.96%			3.80%
Net interest margin			3.10%			3.05%			3.93%
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Market price of common stock:
High	$56.08	$52.48	$45.48	$56.08	$45.48
Low	46.71	42.58	26.48	40.64	17.84
Close	50.12	51.31	44.88	50.12	44.88
Book value per share of common stock	40.73	40.15	37.52
Tangible common book value per share of common stock (o)	29.24	28.59	25.85
Number of shares of common stock outstanding (000s)	47,609	47,548	47,756
Other Financial Data:
One-year repricing gap to total assets (k)	7.28%	10.40%	13.07%
Weighted average duration of the MBS portfolio	4.6 years	4.6 years	2.7 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(33,874)	$(11,494)	$59,882
Number of Associates (FTEs) (m)	1,839	1,851	1,838
Number of offices (branches, LPO’s, operations centers, etc.)	112	112	112
Number of WSFS owned and branded ATMs	609	610	626
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes (recovery of) provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)During the second quarter of 2021, the WSFS Foundation and the WSFS Community Foundation merged to form the WSFS CARES Foundation.

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net interest income (GAAP)	$108,224	$104,491	$123,001	$433,649	$465,955
Core net interest income (non-GAAP)	108,224	104,491	123,001	433,649	465,955
Noninterest income (GAAP)	46,027	42,613	46,632	185,480	201,025
Less: Securities gains	—	2	3,153	331	9,076
(Plus)/less: Unrealized (loss) gain on equity investments, net	—	(120)	—	5,141	761
(Plus)/less: Realized (loss) gain on sale of equity investment, net	—	(706)	—	(706)	22,052
Core fee revenue (non-GAAP)	$46,027	$43,437	$43,479	$180,714	$169,136
Core net revenue (non-GAAP)	$154,251	$147,928	$166,480	$614,363	$635,091
Core net revenue (non-GAAP)(tax-equivalent)	$154,499	$148,167	$166,756	$615,363	$636,242
Noninterest expense (GAAP)	$90,419	$96,446	$93,373	$378,516	$368,844
Less: Loss on debt extinguishment	—	—	—	1,087	2,280
Less/(plus): Corporate development expense	4,989	2,049	(242)	11,676	4,328
Less: Restructuring expense	1,755	—	510	1,346	510
Plus: Recovery of legal settlement	(15,000)	—	—	(15,000)	—
Less: Contribution to WSFS CARES Foundation (t)	—	—	—	1,000	3,000
Core noninterest expense (non-GAAP)	$98,675	$94,397	$93,105	$378,407	$358,726
Core efficiency ratio (non-GAAP)	63.9%	63.7%	55.8%	61.5%	56.4%

	End of period
	December 31, 2021	September 30, 2021	December 31, 2020
Total assets (GAAP)	$15,777,327	$15,376,096	$14,333,914
Less: Goodwill and other intangible assets	547,231	549,352	557,386
Total tangible assets (non-GAAP)	$15,230,096	$14,826,744	$13,776,528
Total stockholders’ equity of WSFS (GAAP)	$1,939,099	$1,908,895	$1,791,726
Less: Goodwill and other intangible assets	547,231	549,352	557,386
Total tangible common equity (non-GAAP)	$1,391,868	$1,359,543	$1,234,340

Calculation of tangible common book value per share:
Book value per share (GAAP)	$40.73	$40.15	$37.52
Tangible common book value per share (non-GAAP)	29.24	28.59	25.85
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.29%	12.41%	12.50%
Tangible common equity to tangible assets ratio (non-GAAP)	9.14	9.17	8.96

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP net income attributable to WSFS	$56,287	$54,406	$59,813	$271,442	$114,774
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, recovery of legal settlement, and contribution to WSFS CARES Foundation (t)	(8,256)	2,873	(2,885)	(4,657)	(21,771)
(Plus)/less: Tax impact of pre-tax adjustments	1,863	(619)	687	1,764	3,645
Adjusted net income (non-GAAP) attributable to WSFS	$49,894	$56,660	$57,615	$268,549	$96,648

GAAP return on average assets (ROA)	1.45%	1.43%	1.73%	1.82%	0.87%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, recovery of legal settlement, and contribution to WSFS CARES Foundation (t)	(0.21)	0.08	(0.08)	(0.03)	(0.17)
(Plus)/less: Tax impact of pre-tax adjustments	0.04	(0.03)	0.02	0.01	0.04
Core ROA (non-GAAP)	1.28%	1.48%	1.67%	1.80%	0.74%

Earnings per share (GAAP)	$1.18	$1.14	$1.20	$5.69	$2.27
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, recovery of legal settlement, and contribution to WSFS CARES Foundation (t)	(0.17)	0.06	(0.06)	(0.10)	(0.43)
(Plus)/less: Tax impact of pre-tax adjustments	0.03	(0.01)	0.02	0.04	0.07
Core earnings per share (non-GAAP)	$1.04	$1.19	$1.16	$5.63	$1.91

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$56,287	$54,406	$59,813	$271,442	$114,774
Plus: Tax effected amortization of intangible assets	2,063	2,006	2,090	8,069	8,481
Net tangible income (non-GAAP)	$58,350	$56,412	$61,903	$279,511	$123,255
Average stockholders’ equity of WSFS	$1,913,882	$1,907,868	$1,830,244	$1,848,904	$1,836,115
Less: average goodwill and intangible assets	548,552	550,923	558,750	552,345	563,126
Net average tangible common equity	$1,365,330	$1,356,945	$1,271,494	$1,296,559	$1,272,989
Return on average tangible common equity (non-GAAP)	16.96%	16.49%	19.37%	21.56%	9.68%

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Calculation of PPNR:
Net income (GAAP)	$56,401	$54,452	$59,741	$271,605	$113,320
Plus: Income tax provision	15,485	17,516	17,455	86,095	31,636
Plus/(less): (Recovery of) provision for credit losses	(8,054)	(21,310)	(936)	(117,087)	153,180
PPNR (non-GAAP)	$63,832	$50,658	$76,260	$240,613	$298,136